Exhibit (p)(17)

From January 1, 2014 Compliance Manual

UPA: CODE OF ETHICS

The Investment Advisers Act of 1940 requires registered advisers to adopt a written Code of Ethics. This Code of Ethics must set forth standards of conduct expected of advisory personnel, (“Access Persons”), and address conflicts that arise from personal trading by such Access Persons. Accordingly, as an SEC registered advisor, Union Point Advisors, (“UPA”) has adopted the following Code of Ethics, (the “Code”). This Code is to work in conjunction with the UPA Compliance Manual, which details the firm’s compliance policies and procedures and includes sample forms to facilitate those policies and procedures. Key terms noted in this Code will take the meaning denoted in the Compliance Manual.

The Code sets forth a standard of business conduct which reflects UPA’s ethical and fiduciary obligations as well as their commitment to compliance with federal and state securities regulations. Importantly, this Code requires all Access Persons to:

1.	report personal securities holdings and transactions, and

2.	requires the pre-approval of certain investments by UPA’s CCO or his/her designee.

The following enumerated procedures are required of UPA and all UPA Access Person’s to be compliant with the Code of Ethics:

1.	General Principles

•	The interests of the Clients are paramount. All Access Persons must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Clients before their own.

•	All Access Persons must avoid actions or activities that allow a person to profit or benefit from his or her position with respect to the Clients or that otherwise improperly bring into questions the person’s independence or judgment.

2.	Personal Trading Procedures

•	Access Persons are prohibited from transacting any opening trades (buy or short) for any underlying listed equity and must obtain prior written approval before placing certain personal security transactions (“pre-clearance”). Personal Securities and the extent of pre-clearance requirements are further outlined in the UPA Compliance Manual.

•	UPA will maintain lists of issuers of securities that UPA is analyzing or recommending for client transactions and prohibit personal trading in securities of those issuers.

•	UPA will maintain a “restricted list” of issuers if/when UPA has obtained any material, non-public information and prohibit any trading (personal or for clients) in securities of those issuers.

•	Certain “Blackout periods” exist, whereby, when client securities trades are being placed or recommendations are being made, Access Persons are not permitted to place personal securities transactions.

•	All Access Persons are required to provide UPA with duplicate trade confirmations and account statements.

Exhibit (p)(17)

3.	Reportable Securities

Access persons must submit holdings and transaction reports for “reportable securities” in which the Access Person has, or acquires, any direct or indirect beneficial ownership. As detailed in the UPA Compliance Manual, all Access Person’s must submit:

•	an Initial Holding Report within 10 days of hiring,

•	Quarterly Transaction Reports within 30 days of each quarter end, and

•	Annual Holdings Reports.

4.	Initial Public Offerings and Private Placements

All Access Persons are prohibited from investing in any initial public offering (“IPO”) and must obtain the CCO’s approval before investing in any private placement.

5.	Reporting Violations

Any violations of the Code must be promptly reported to UPA’s CCO.

6.	Educating Employees About the Code of Ethics

Under rule 204A-1, UPA is required to provide each Access Person with a copy of the Code of Ethics and any amendments. The Code requires each Access Person to acknowledge, in writing, his or her receipt of those copies.

7.	Adviser Review and Enforcement

Rule 204A-1 requires UPA to maintain and enforce the Code of Ethics. UPA’s CCO, or persons under his authority, will have primary responsibility for enforcing UPA’s Code. Enforcement of the Code must include quarterly and annual reviews of Access Persons’ personal securities reports.

8.	Record Keeping

UPA is required to keep copies of the Code, records of violations of the Code and actions taken as a result of the violations, and copies of their Access Persons’ written acknowledgment of receipt of the Code for five years, in an easily accessible place, the first two years in an appropriate office of UPA.